NRG Energy, Inc.                                  EXHIBIT 99.01
1221 Nicollet Mall
Suite 700                                          News Release
Minneapolis, MN 55403-2445
Telephone (612)373-5300
Fax (612)373-5340


             NRG Energy Tenders For Bolivian Power

     Minneapolis, (MN), U.S., November 14, 1996.....NRG Energy, Inc. announced today the signing of a definitive purchase agreement with Bolivian Power Company Limited (NYSE:BLP) for the purchase of all outstanding common stock. Bolivian Power Company is the second largest generator of electricity in Bolivia with 153 megawatts (MW) of capacity, which includes 136 MW of hydro capacity and a 17 MW gas-fired peaking unit. Bolivian Power is incorporated in Canada, and maintains offices in La Paz and New York City.

     Under the agreement, NRG Energy, through its wholly-owned subsidiary NRGenerating Holdings (No. 9) B.V., will commence a cash tender offer next week for all of the outstanding common stock of Bolivian Power Company at a price of (US) $43 per share. As of November 14, 1996, there are 4,202,127 outstanding shares.

     NRG Energy will file tender offer documents with the U.S. Securities and Exchange Commission and distribute them promptly to stockholders. The expiration date of the offer will be 20 business days following the commencement, unless the offer is extended. The offer is not contingent upon the receipt of financing by NRG Energy.

     Bolivian Power's largest stockholder Liberty Power/Cogentrix Bolivia Inc. has agreed to tender its shares to NRG Energy. Liberty Power/Cogentrix Bolivia owns 17.1% of Bolivian Power Company's shares. Deutsche Morgan Grenfell is representing NRG and will act as dealer manager for the tender.

     David Peterson, Chairman and CEO of NRG Energy, said, "NRG will continue down the strategic path of improving shareholder value, building generating capacity to meet Bolivian domestic demand and pursuing viable electricity export opportunities in neighboring markets. This acquisition is also a good fit with NRG's strategy to expand our business in Latin America. We are currently developing a greenfield hydro facility in Chile and have ownership interests in projects in Colombia, Peru, Honduras and Jamaica."

     Worldwide, NRG has involvement in over 4000 megawatts of generating capacity, including the Czech Republic, Germany, Australia, U.S. and Latin America. NRG is a wholly-owned subsidiary of Northern States Power Company
(NSP), with offices located in Minneapolis, MN; Brisbane, Australia; Berlin, Germany; London, UK; Prague, Czech Republic; and Tallinn, Estonia.


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Contact:

Mr. Bob McClenachan
Vice President of International Business Development
612/373-5351

Ms. Trudy Marshall
Director of Communications
612/373-5410